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                                  EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors of VIB Corp:

         We hereby consent to the incorporation by reference in the VIB Corp registration statement on Form S-8 of our report dated September 30, 1999, relating to the Statement of Net Assets Available for Plan Benefits of the Valley Independent Bank Flexplus Retirement and Savings Plan as of December 31, 1998 and the related Statement of Changes in Net Assets Available for Plan Benefits With Fund Information for the year then ended and all related schedules, which report appears in the December 31, 1998 annual report on Form 11-K of VIB Corp.



                                        /s/ Vavrinek, Trine, Day & Co., LLP
                                        -----------------------------------
                                         Vavrinek, Trine, Day & Co., LLP

November 29, 1999
Laguna Hills, California